Exhibit 99.1

Media Contacts: Maureen O’Brien Equinix, Inc. (650) 316-6043 mobrien@equinix.com David Fonkalsrud K/F Communications, Inc. (415) 255-6506 dave@kfcomm.com	Investor Relations Contact: Melanie Mock Equinix, Inc. (650) 316-6099 mmock@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX TO APPEAL NASDAQ NONCOMPLIANCE NOTICE

Mountain View, CA.—August 21, 2002—Equinix, Inc. (Nasdaq: EQIX), the leading provider of core Internet exchange services, today announced that it received a Nasdaq Staff Determination notice, as anticipated, indicating that Equinix failed to comply with the minimum bid price requirement for continued listing as set forth in Marketplace Rule 4450 (a)(5). Equinix intends to request a hearing before the Nasdaq Listings Qualification Panel to appeal the Staff Determination. Equinix expects a hearing to take place within approximately 45 days of the date of the request. During the appeal process, Equinix will continue to be listed.

“Equinix is committed to taking the actions necessary to remain publicly traded on Nasdaq,” said Peter Van Camp, chairman and CEO of Equinix. “We will follow the normal procedure in this circumstance and apply for a hearing with the objective of doing what is required to bring the company into compliance, including a possible reverse stock split.”

About Equinix

Equinix is the leading provider of core Internet exchange services that allow networks, Internet infrastructure companies, enterprises and content providers to grow, manage and control their network and Internet operations for unparalleled performance. Through the company’s seven Internet Business Exchange™ (IBX®) centers, customers can directly interconnect with the providers that serve more than 90% of the world’s Internet networks and users for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

This press release contains forward-looking statements, including statements related to Equinix’s business outlook The matters discussed in this press release also involve risk and uncertainties described from time to time in Equinix’s filings with the SEC. In particular, see “Risks Related to Our Business; Failure to comply with Nasdaq’s listing standards” in Equinix’s 10Q filed with the SEC on August 14, 2002. Equinix does not assume any obligation to update the forward-looking information contained in this press release.